SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2005

NEON Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25457	76-0345839
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14100 Southwest Freeway, Suite 500, Sugar Land, Texas		77478
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 491-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.01   Entry into a Material Agreement.

On May 26, 2005, the Compensation Committee and the Board of Directors of NEON Systems, Inc. set the compensation for the executive officers of NEON for the fiscal year ending March 31, 2006.  Such compensation changes were granted after due consideration of an independent compensation survey and the Compensation Committee’s consideration of the performance of the executive officers during the fiscal year ended March 31, 2005.  The changes to executive compensation were as follows:

The base salary of Jerry Paladino, NEON’s Senior Vice President (“SVP”) of Worldwide Sales, was increased from $160,000 to $180,000 annually. Mr. Paladino also received an additional $100,000 in target incentive compensation.  Mr. Paladino’s additional incentive compensation is not guaranteed and is based upon the attainment of his worldwide sales quota and NEON’s achievement of its confidential internal earnings target as set by the Board of Directors. The changes in Mr. Paladino’s compensation were the result of his promotion to SVP of Worldwide Sales from VP of North American Sales.

The annual target bonuses of Chris Garner, SVP of Research and Development, and Shelby R. Fike, SVP and General Counsel, were increased from $40,000 to $50,000. Such bonuses are not guaranteed and are based upon a combination of NEON’s and the individual’s performance.

In addition to the compensation changes described above, the Compensation Committee and the Board also approved an amendment of the Employment Agreements of Mark J. Cresswell, NEON’s President and CEO, and Mr. Fike to increase the amount of severance paid under Section 7.c. of the Employment Agreement from six months to twelve months compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2005	NEON SYSTEMS, INC.

/s/ Brian D. Helman
Brian D. Helman
Chief Financial Officer and Secretary